UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

——————

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2008

REMOTEMDX, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive
Suite 400
Sandy, Utah 84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 908-5132

Former name or former address, if changed since last report: Not Applicable

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets

On September 29, 2008, RemoteMDx, Inc. (the “Company”) effected the separation of the business and assets of its former subsidiary corporation, Volu-Sol Reagents Corporation (“Volu-Sol”).  The separation is part of the Company’s continuing efforts to focus on its core business model of tracking, monitoring and case managing criminal offenders, and to improve operational cashflow, overall profitability and concerted research and development initiatives.  Over the course of approximately 12 months, the Company took steps to divest and to separate from Volu-Sol, its medical stain and reagents operating division. The Company currently owns a minority interest equivalent to approximately 16% of the issued and outstanding common stock of Volu-Sol. Strategically, both entities are now free to pursue independent business models and unique development paths through the oversight of separate executive officers and boards of directors. James Dalton, former president of the Company, is the new Chief Executive Officer of Volu-Sol.  Mr. Dalton will continue to serve as a director of the Company. Michael Acton, Chief Financial Officer of the Company will also serve as the Chief Financial Officer of Volu-Sol. No other directors or officers of Volu-Sol are affiliated with the Company.

As a result of the separation of the Company and Volu-Sol, the operating results of Volu-Sol will no longer be consolidated with those of the Company and its remaining subsidiaries. The Company will file its annual report on Form 10-K later this month, reporting the results of operations for the year ended September 30, 2008, with the results of Volu-Sol accounted for as “discontinued operations.”

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

10.1   Press Release dated December 8, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTEMDX, INC.

By: /s/ David G. Derrick
David G. Derrick Chief Executive Officer
(Principal Executive Officer)

Date: December 9, 2008